Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

THIS MUTUAL TERMINATION AGREEMENT (“Agreement”) is made and entered into this 20th day of August, 2021 (“Effective Date”), by and between Viracta Subsidiary, Inc. (formerly Viracta Therapeutics, Inc.), a Delaware corporation (“Viracta”), and Salubris Pharmaceutical Co. Ltd., a company organized under the laws of the People’s Republic of China (“Salubris”).

WHEREAS, Viracta and Salubris are parties to that certain Exclusive Collaboration and License Agreement, effective November 30, 2018 (“Original Agreement”); and

WHEREAS, Viracta and Salubris have mutually agreed to terminate the Original Agreement, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the promises contained herein, the parties hereto agree as follows:

1.
Payment. Within two (2) business days of the Effective Date, Viracta shall pay to Salubris in cash the amount of four million US dollars ($4,000,000.00) wire transfer in immediately available funds to an account designated by Salubris.
2.
Termination. Effective as of the Effective Date, notwithstanding the provisions set forth in the Original Agreement, Salubris and Viracta agree that the Original Agreement shall be and is hereby deemed terminated and of no further force and effect. Viracta and Salubris further agree that, notwithstanding the provisions of Section 14.7 of the Original Agreement, only the following provisions of the Original Agreement shall survive termination: Section 2.5 (No Implied License), and Sections 14.4(a), (b) and (d) (Termination, in each case to the extent applicable), 14.5 (Confidential Information), 14.6 (Rights in Bankruptcy), and Articles 1 (Definitions), 12 (Indemnification), 13 (Confidentiality), 15 (Dispute Resolution), and 16 (Miscellaneous).
3.
Effects of Termination. Following the termination on the Effective Date, the termination provisions set forth in Section 14.4 of the Original Agreement shall apply. In addition, within thirty (30) days of the Effective Date, Salubris shall transfer or cause to be transferred to Viracta, at Salubris’ expense, all Data (as defined in the Original Agreement) and all Regulatory Filings (as defined in the Original Agreement), if any, in Salubris’ reasonable control. Salubris shall use commercially reasonable efforts and shall execute all documents reasonably necessary to effectuate a transfer and assignment of such Data and Regulatory Filings to Viracta. Following such transfer, all such Data shall be the sole and exclusive property of Viracta. Following the termination, Salubris shall have no rights to any Data, whether created by Salubris, Viracta or jointly by the parties. Promptly following the Effective Date, at Viracta’s option, Salubris will either return to Viracta or destroy any CMC material in Salubris’ possession.
4.
Mutual Release. Effective upon the Effective Date, each of Viracta and Salubris, on behalf of themselves and their respective affiliates, and each of their respective directors, officers, shareholders, members, employees and agents, and each of their respective heirs, administrators, successors and assigns (with respect to each party, collectively, a “Group”) hereby releases, waives, and forever discharges the other party and all of its affiliates and each of their respective directors, officers, shareholders, members, employees and agents, and each of their respective heirs, administrators, successors and assigns (collectively, the “Releasees”) from any and all claims, causes of action, suits, debts, demands, agreements, and promises, of whatever nature or kind, at law or in equity, such party or any other member of its Group now has, ever had or, but for this release, hereafter would or could have, against any Releasee, whether known or unknown, fixed or contingent, as a result of, arising directly or indirectly from or relating to (a) the Original Agreement based on occurrences on or before the Effective Date, or (b) any matter, negotiation, conversation, agreement, tort, action, inaction, disclosure, omission, event, or other occurrence, in each case, occurring at any time on or prior to the Effective Date, and (c) any and all liabilities, losses, costs and expenses related to any of the foregoing; provided, however, that it is understood that the foregoing release shall not apply to each party’s rights and obligations set forth in Sections 1 through 3 above.
5.
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:
(a)
it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated;
(b)
it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(c)
it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; and
(d)
this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
6.
Additional Representations and Warranties of Salubris. Salubris hereby represents and warrants to Viracta as follows, as of the Effective Date:
(e)
Other than the Data and Regulatory Filings being transferred to Viracta pursuant to this Agreement, there are no Know-How or Patent Rights owned or controlled by Salubris reasonably useful or necessary for the research, Development, manufacture, preparation, use or Commercialization of the Drug Candidate or the Products in the Field; and
(f)
Salubris has not granted any liens, security interests or other encumbrances on the Licensed Technology.
7.
No Disparagement. Each of Viracta and Salubris agrees that it will not in any way disparage the other party or any related companies, or their respective current or former officers, agents, directors, supervisors, shareholders, employees, attorneys, representatives, successors or assigns.

8.
Publicity; Public Disclosures. The Parties agree that Viracta may issue a press release substantially in a form agreed by the Parties and attached to this Agreement as Exhibit A announcing the signature of this Agreement at or shortly after the Effective Date within the time period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent disclosures relating to this Agreement or activities hereunder. Either Party may make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following the initial press release by Viracta announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 8.
9.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Hong Kong, without regard to the conflict of law principles thereof.
10.
Waiver; Amendment. No waiver by any party of any breach of any term or provision of this Agreement shall be construed to be, nor be, a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of any party unless set forth in a writing signed by such party. This Agreement may not be modified except by a written agreement signed by an authorized representative of each party.
11.
Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement and supersedes and replaces any and all prior or contemporaneous agreements, promises, negotiations, or representations, either oral or written, concerning the subject matter of this Agreement.
12.
Successors and Assigns. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of their respective heirs, administrators, representatives, executors, successors, and assigns.
13.
Counterparts. This Agreement may be executed in two (2) or more counterparts, in original, facsimile, PDF, or other electronic format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement on the Effective Date.

SALUBRIS PHARMACEUTICAL CO. LTD.

By: /s/ Kevin Ye_____________

Title: _CEO___________________

VIRACTA SUBSIDIARY, INC.

By: _/s/ Ivor Royston________

Title: _CEO________________

EXHIBIT A

Viracta Press Release